EXHIBIT 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Molecular Insight Pharmaceuticals, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of January 12, 2010.

Highland Capital Management, L.P.
By:	Strand Advisors, Inc.
Title: General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

Strand Advisors, Inc.
By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

James D. Dondero
By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President